Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

M-tron Industries, Inc.

Orlando, Florida

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 25, 2024 relating to the consolidated financial statements of M-tron Industries, Inc as of and for the years ended December 31, 2023 and 2022 which report appears in M-tron Industries, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2023. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ PKF O’Connor Davies, LLP

New York, New York

January 31, 2025